Exhibit 99.1

FDA Places Geron’s GRNOPC1 IND on Clinical Hold

MENLO PARK, Calif.--(BUSINESS WIRE)--Geron Corporation (Nasdaq:GERN) announced today that the company received verbal notice today from the FDA that the company’s Investigational New Drug (IND) submission for GRNOPC1, a cell therapy for spinal cord injury, has been placed on clinical hold. A clinical hold is an order that the FDA issues to a sponsor to delay a proposed trial or to suspend an ongoing investigation.

“We have not yet received a letter from the FDA explaining the decision to place the submission on hold, so we are unable to comment specifically,” said Thomas Okarma, Ph.D., M.D., Geron’s president and chief executive officer. “Once we have the letter and have had a discussion with the agency, we will communicate our findings and our thinking to shareholders. We are disappointed with this action given the interactions we had with the FDA over four years leading to the filing, and the breadth and depth of the submission, some 21,000 pages, predicated on those discussions with the agency.”

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s human embryonic stem cell technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2008.

CONTACT:
Geron
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com
or
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David Schull, 858-717-2310
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